Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
1.Universal shelf Registration Statement (Form S-3, File No. 333-275867) and related Prospectus of F&G Annuities & Life, Inc. for the registration of $1,000,000,000 of various securities, and
2.Registration Statement (Form S-8, File No. 333-268624) pertaining to the 2022 Omnibus Incentive Plan and Employee Stock Purchase Plan of F&G Annuities & Life, Inc.;
of our reports dated February 29, 2024, with respect to the consolidated financial statements and schedules of F&G Annuities & Life, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of F&G Annuities & Life, Inc. and subsidiaries included in this Annual Report (Form 10-K) of F&G Annuities & Life, Inc. and subsidiaries for the year ended December 31, 2023.

/s/ Ernst & Young LLP
Des Moines, IA
February 29, 2024